Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, dated February 18, 2015, relating to the consolidated financial statements of InSite Vision, Inc., which is incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

E. Palo Alto, California

July 13, 2015